EXHIBIT 99.1

Huidong Exploration Progress Update – Encouraging Alteration and
Mineralization at Dingjiaping Target Area

Las Vegas, Nevada – September 7, 2006 - Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide a drilling progress update at the Company’s Huidong property.

Drilling progress to September 6, 2006 in both the Huidong East and Dingjiaping target areas is summarized in the table below:

	Drilled to date (meters)	Holes Completed	Holes in Progress
DINGJIAPING	1207	2	1
HUIDONG EAST	765.5	2	2
TOTAL	2071.5	4	3

Drilling in Dingjiaping target area is being completed using a Longyear LF-90 drill rig. This rig is still performing exceptionally well averaging some 35-40 meters per day.

Rock Channel Sample Results at Dingjiaping

Gold is clearly present in very significant concentrations in rocks exposed by the road-building program, and the identified high-gold locations are being included in the next hole of the current drill program. Magnus’ management is extremely encouraged by these high gold grades at surface.

Rock analysis results from sampling of road cuts at Dingjiaping have returned the following highly encouraging concentrations of gold in rocks:

Au (g/t)	Length (m)
19.5	0.4
10.2	1.3
8.81	1.7
7.94	1.4
2.73	1.0
2.63	1.0
1.38	1.2

Samples represent rock channel samples over the specified lengths shown in the table above.

Drilling at the Dingjiaping Target Area

Drilling at the Dingjiaping target area began on the 25th July, 2006. Drilling is being carried out using a Longyear LF-90 drill rig. Progress to date has been excellent with an average of 35-40 meters per day being drilled.

A comprehensive report including diagrams can be accessed after 10am Pacific Standard Time on 7 September by clicking on the “Latest Exploration Update” button in the “Huidong Gold Project” section of the www.magnusresources.com homepage or by going to the following URL, http://www.magnusresources.com/hui_dong_recent_updates.php.

A number of drill targets are set for testing at Dingjiaping. Targets are based on careful geologic mapping, proximity to known gold-bearing artisan tunnels, very strong surface soil gold geochemistry in this target area, and high concentrations of gold in rock samples.

In general, a series of North-South and East–West fault zones and shear zones traverse the Dingjiaping area.  Sites where these two sets of mineralized structural zones intersect are met by other mapped faults and shears are considered especially favorable for large gold deposit systems, and will be tested in the planned drilling program.

Current Drill Hole – DJP-3-06

The current drill hole DJP-3-06 is at 410 meters within a grey to black carbonaceous phyllite. Numerous structures and quartz and carbonate veining and stockwork host good sulfide mineralisation, with sulfides visually observed to be as high as 10%. Sulphide mineralization occurs over a thick interval of several hundred meters so far, from 138m to 410m depth.

Magnus’ exploration team is highly encouraged by the observed alteration and mineralization in Hole DJP-3-06 (see Figure 3 of the full report). This observed alteration and mineralization in Hole DJP-3-06 is typical of the rocks comprising gold ore at Southwestern’s Boka project, located south of Huidong along the same geologic trend. However, Magnus’ management cautions investors that while these initial visual results are encouraging, the Company must receive gold assay results from the analytical laboratory to determine the gold content, and a specific inference regarding the gold content of drill cores cannot be made at this time.

Planning for the next holes in Dingjiaping is proceeding well with access now ready for drilling targets DJP-6, 7 & 9. Core sampling is now up-to-date with the drilling program, and drill core is being sent to the SGS laboratory on an ongoing basis. Currently, the SGS lab in Tianjin is processing an unusually large volume of material for gold assay causing a longer turnaround time of results for all of its clients. Magnus expects to obtain results from its initial ten-hole Dingjiaping drilling program in September, October and November of 2006. Management believes the program will lead to improved understanding of the mineralized systems already observed at Huidong, and could lead to a discovery in this very favorable exploration terrain.

Huidong East

Drilling at the Huidong East Target commenced in late June and is being completed by two Chinese built XY-2 drill rigs. Hole targeting is based on integrated geophysical and structural (from surface mapping) targets within a coherent and significant soil geochemical anomaly.

Currently Holes LSJ-6-06 and LSJ-8-06 are being drilled and are at depths of 94.2 and 210.0 meters respectively as of 6 September, 2006.

There is a large surface anomaly feature to drill test at Huidong East, and we are still in the very early stages of drill testing the targets at Huidong East.  What the Magnus team learns from drill intercepts of geophysical features and geologic targets in this early stage of drilling will guide the ongoing drilling and exploration program.

ABOUT MAGNUS INTERNATIONAL RESOURCES, INC.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties, focusing primarily on gold and copper properties in China. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27a of the Securities Act of 1933, as amended, and section 21e of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. for a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.